                                                                   EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT, entered into as of the 29th day of July 1996, by and between ENAMELON, INC., a Delaware corporation with its principal place of business at 15 Kimball Avenue, Yonkers, New York 10704 (the "Company"), and EDWIN DIAZ, residing at 384 Stony Brook Drive, Bridgewater, New Jersey 08807 (the "Employee").

                              W I T N E S S E T H :

         WHEREAS, the Company is desirous of employing the Employee upon the terms and conditions contained herein; and

         WHEREAS, the Employee is desirous of accepting employment with the Company upon the terms and conditions contained herein.

         NOW, THEREFORE, in consideration of the mutual premises contained herein and for other good and valuable consideration, the parties hereto hereby agree as follows:

         1. Employment

         The Company hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions set forth herein.

         2. Term

         The term of this Agreement shall commence on the date hereof and shall continue until terminated by the Company or the Employee in their sole discretion, subject to the termination provisions of Sections 6 and 10 and the other provisions of this Agreement.

         3. Services To Be Rendered

                  (a) During the term of this Agreement, the Employee shall serve the Company in an executive capacity and shall perform such duties as are determined from time to time by the Company's Chairman or President. Unless prevented by death or disability, the Employee shall devote his full business time, allowing for vacations and national holidays, as set forth in Sections 5(e) and (f) hereof, and illnesses, exclusively to the business and affairs of the Company, and shall use his best efforts, skill and abilities to promote the Company's interests.

                  (b) The Employee shall serve as the Company's Vice President and Chief Financial Officer and shall perform duties consistent with those of a chief financial officer and such other duties as shall be designated from time to time by the Board of Directors, Chairman or President of the Company. The Employee will be one of the Company's principal operating officers and will conduct and manage the Company's business in accordance with policies established by the Company from time to time. The precise services of the Employee may be extended or curtailed from time to time at the direction and in the sole discretion of the

Company's Chairman or President. As an officer of the Company, the Employee shall be entitled to all rights of indemnification as may be provided to officers by applicable Delaware law. Nothing herein shall be construed as requiring the Company, or anybody else, to cause the election of the Employee as a Director of the Company.

         4. Compensation

                  For the services rendered hereunder, the Company shall pay and the Employee shall accept the following compensation:

                  (a) From the commencement of the term hereof, the Employee shall receive a base annual salary of $89,000 subject to increase from time to time as determined by the Board of Directors.

                  (b) The Employee shall participate in an executive compensation plan to be established by the Board of Directors of the Company. The Employee shall be entitled to not less than 5% of any amounts allocated by the Board of Directors each year during the term hereof to such plan for the purpose of providing an incentive to key employees. In no event, however, shall Employee receive more than two times his base salary, inclusive of any increases described above. In addition, in the event the term hereof is not commensurate with the fiscal year of the Company or the Employee is not employed hereunder for a full fiscal year, any such amounts due Employee hereunder pursuant to the terms of an executive compensation plan shall be pro-rated for any such fiscal year during which the Employee was not employed for the full twelve month period thereof.

                  (c) The Company will use its best efforts to procure (i) a term life insurance policy designating the Employee as the insured in an amount equal to not less than two times the Employee's base annual salary, inclusive of any increases described above, the terms of which policy shall be consistent with those of the other officers of the Company, and (ii) a disability insurance policy designating the Employee as the insured and providing for disability income to the Employee equal to 60% of the Employee's base annual salary, inclusive of any increases described above. The beneficiary of such policies shall be designated by the Employee. In the event the Company is unable to procure either of such policies, nothing hereunder shall obligate the Company to remit any payments which would have been used to pay the premiums for such policy to Employee.

                  (d) The Employee's salary shall be payable subject to such deductions as are then required by law and such further deductions as may be agreed to by the Employee, in accordance with the Company's prevailing salary payroll practices.

                  (e) The Employee shall be granted as of the date hereof qualified options to purchase 25,000 shares of the Company's Common Stock in accordance with the terms of the Company's Stock Option Plan at an exercise price equal to the public offering price of the Company's Common Stock on the effective date of the Registration Statement that is now on file with the Securities and Exchange Commission or, if the Registration Statement is not declared effective by January 1, 1997, $8.00 per share. Options to purchase 12,500 shares shall become exercisable on the first anniversary hereof, and options to purchase the remaining 12,500 shares shall become exercisable on the second anniversary hereof; provided, however, that if the Employee's employment is terminated before the second anniversary hereof by the Company without cause or as a result of his death or disability, then such options shall become exercisable ratably based upon the proportion that the number of full calendar months for which the Employee was employed prior to termination bears to 24. Such options shall remain exercisable for a period of five years after the date hereof.

         5. Benefits and Expenses

                  (a) The Employee shall participate in all fringe benefits such as medical, disability, hospital and health insurance plans, profit sharing, pension and stock option plans, other forms of incentive compensation plans, life insurance and other plans, if any, which the Company may generally make available to its executive employees, except that the Company shall pay 70% of the cost of hospital and health insurance coverage maintained for him and his family.

                  (b) In the event that the Employee's employment by the Company is terminated for any reason, the Employee shall have the right to purchase from the Company any insurance policies on his life owned by the Company for a price equal to the cash surrender value of the policies at the date of such termination, plus prepaid premiums, and to acquire any disability income insurance policies maintained for him as provided in such policies. The right to purchase shall be exercised by the Employee by written notice to the Company not less than thirty (30) days after the date of such termination, and the purchase price for such policies shall be paid by the Employee to the Company.

                  (c) During the term of this Agreement, the Company shall, upon presentation of proper vouchers, reimburse the Employee for all reasonable expenses incurred by him directly in connection with his performance of services as an officer and employee of the Company.

                  (d) As a condition of his employment, the Employee shall maintain an automobile. Accordingly, the Company shall lease a Nissan Maxima or comparable automobile for use by the Employee in performing his duties hereunder. In addition, the Company shall pay or reimburse the Employee for tolls, parking, gasoline, maintenance, and other expenses with respect to the operation of such automobile incurred in connection with the performance of his duties hereunder, which shall be paid upon presentation of original invoices.

                  (e) The Employee shall be entitled to three (3) weeks of paid vacation per calendar year, provided that the Employee shall not take more than two consecutive weeks of vacation during any calendar year. Vacation entitlements are non-cumulative and if the Employee fails to use any or all of his three-week vacation allotment during a particular calendar year, such vacation shall be deemed forfeited forever.

                  (f) The Employee shall receive as paid days off all national holidays, sick days, and personal days that the Company, pursuant to established policy, recognizes and observes.

         6. Disability and Death

                  (a) In the event of the permanent disability (as hereinafter defined) of the Employee, the Company shall have the right thereafter to terminate this Agreement with the Employee by sending written notice of such termination to the Employee, and thereupon this Agreement shall terminate. For purposes hereof, "permanent disability" shall mean the inability of the Employee to perform his duties hereunder due to physical or mental illness, including drug abuse and alcoholism, for a continuous period of three (3) months or for six (6) months in any period of twelve (12) consecutive months. In addition, the "permanent disability" of the Employee shall also have been deemed to have occurred if the Employee shall have had appointed a guardian or conservator for him or such appointment shall have been made by a court of competent jurisdiction.

                  (b) The parties hereto hereby agree that if a disagreement arises as to whether a condition of disability exists hereunder, the Employee shall submit to a physical examination by a physician of his own choice and by a physician of the Company's choice. If either physician so chosen does not agree as to the determination of disability, the two physicians shall mutually select a third qualified physician, whose determination shall be conclusive upon all parties. Each party shall bear the expense of the physician selected by such party and the expense of the third physician shall be borne equally by the Employee and the Company. The Employee hereby consents to the examination provided for herein and waives, if applicable, any privilege which exists between any physician and the Employee as a result of such examination.

                  (c) This Agreement shall also terminate upon and as of the date of death of the Employee at any time during the term of this Agreement.

                  (d) Notwithstanding anything contained herein to the contrary, the Employee shall be compensated as set forth in this Agreement, through the date of termination of this Agreement due to permanent disability or death, provided, however, in the event of permanent disability any such compensation shall be reduced by any amounts payable to Employee from or in respect of disability insurance plans for which the Company has paid any portion of the premiums therefore and which payments are received by the Employee for the period of such incapacity or illness.

         7. Covenants and Restrictions

         The Employee covenants that, except in carrying out his duties hereunder, during the term of his employment and for a period of eighteen (18) months following the date of termination of employment hereunder, irrespective of the reasons for any such termination and unless such longer period of time is specifically set forth herein:

                  (a) The Employee will not, directly or indirectly, own any interest in, participate or engage in, assist, render any services (including advisory services) to, become associated with, work for, serve (in any capacity whatsoever, including, without limitation, as an employee, consultant, advisor, agent, independent contractor, officer or director) or otherwise become in any way or manner connected with the ownership, management, operation, or control of, any individual, business, firm, corporation, partnership or other entity (collectively referred to herein as a "Person") that engages in, or assists others in engaging in or conducting any business, which deals, directly or indirectly, in products or services competitive with the Company's product line or services, as described below, anywhere in the world (a "Competitor"); provided, however, that the Employee shall have the right to act as a director of a corporation for the benefit of the Company with the consent of the Company's Board of Directors; and provided, further, that Employee shall have the right to own or acquire securities issued by any corporation whose securities are listed with a national securities exchange or are traded in the over-the-counter market, provided that the Employee at no time owns, directly or indirectly, beneficially or otherwise, one (1%) percent or more of any class of any such corporation's outstanding capital stock. For purposes hereof, "products or services competitive with the Company's product line or services" shall mean any products or services which have as their primary purpose or function or which are marketed, promoted or sold as having the effect of repairing, remineralizing, rebuilding, or desensitizing teeth or preventing or retarding tooth decay and/or cavities.

                  (b) The Employee shall not sell any products or services to, or solicit any sales of products or services from, any customer of the Company on behalf of a Competitor. The term "customer" shall mean any Person (including any Person who controls, is under common control with or has the ability to control any such Person) to whom the Company has provided goods or services within the twenty-four (24) month period prior to the termination of Employee's employment hereunder or to whom the Employee had actively solicited business in an attempt to develop such Person as a customer of the Company during the term hereof, or any licensee of the Company who was a licensee of the Company at any time during the twenty-four (24) month period prior to the termination of this Agreement.

                  (c) The Employee hereby covenants and agrees that the Employee will not at any time subsequent to the date hereof, reveal, divulge, or make known to any Person any Confidential Information (as hereinafter defined) made known to the Employee or of which Employee has become aware, regardless of whether developed, prepared, devised or otherwise created in whole or in part by the efforts of the Employee and except to the extent so authorized in writing by the Company in order to carry out the terms of this Agreement or except as required by law. For purposes of this Agreement, the term "Confidential Information" shall mean (i) any technical, scientific or engineering information relating to the Company's products and/or services, (ii) information relating to any customer of the Company, including without limitation, the names, addresses, telephone numbers and sales records of, or pertaining to any such customer, and
(iii) price lists, methods of operation and other information pertaining to the Company and which the Company, in its sole discretion, regards as confidential and in the nature of trade secrets. Notwithstanding anything contained herein to the contrary, Confidential

Information as used herein shall not include that which (i) was in the public domain prior to receipt hereunder in the same context as the disclosure made hereunder, (ii) the Employee can show was in his possession and in the same context prior to his receipt, (iii) subsequently becomes known to the Employee as a result of disclosure by third parties not in the course of this Agreement and as a matter of right and without restriction on disclosure, or (iv) subsequently comes into the public domain in the same context as the disclosure by the Company through no fault of the Employee.

                  (d) The Employee further covenants and agrees that the Employee will retain all of such Confidential Information in trust for the sole benefit of the Company, and will not divulge or deliver or show any of such Confidential Information to any unauthorized person and will not make use of or in any manner seek to turn to account any of such Confidential Information in an independent business however unrelated to the business of the Company. The Employee further agrees that upon the termination of this Agreement or upon the request of the Company, the Employee will either supply or return to the Company, in accordance with the Company's request, all Confidential Information in the Employee's possession, including, without limitation, all account lists, records and data related to all customers of the Company.

                  (e) The Employee will not solicit, hire or seek to solicit or hire any of the Company's personnel, irrespective of the capacities in which such personnel are employed, including any agent, independent contractor, or consultant to the Company, nor shall the Employee induce or attempt to induce any of the Company's personnel to leave the employ of the Company to work for the Employee or otherwise, or to terminate their relationship with the Company.

                  (f) The Employee acknowledges that his breach or threatened violation of any of the restrictive covenants contained in this Section 7 may cause irreparable damage to the Company for which remedies at law would be inadequate. The Employee further acknowledges that the restrictive covenants set forth herein are essential terms and conditions of this Agreement. The Employee therefore agrees that the Company shall be entitled to a decree or order by any court of competent jurisdiction enjoining such threatened or actual violation of any of such covenants. Such decree or order, to the extent appropriate, shall specifically enforce the full performance of any such covenant by the Employee and the Employee hereby consents to the jurisdiction of any such court of competent jurisdiction. This remedy shall be in addition to all other remedies available to the Company at law or equity. If any portion of this Section 7 is adjudicated to be invalid or unenforceable, this Section 7 shall be deemed amended to delete therefrom the portion so adjudicated, such deletion to apply only with respect to the operation of this Section 7 in the jurisdiction in which such adjudication is made.

         8. Proprietary Property

                  (a) The parties hereto hereby agree that Proprietary Property (as hereinafter defined) shall be the sole and exclusive property of the Company, except as provided below. For purposes hereof, Proprietary Property shall mean inventions, discoveries, improvements and ideas, whether patentable or not, made solely by the Employee or jointly with others, which relate to the Company's business, including any of its products, services, processes, technology, research, product development, marketing programs, manufacturing operations, or engineering activities.

                  (b) The Employee shall promptly disclose to the Company in writing all Proprietary Property, including those in the formative stages, created during the term hereof, irrespective of whether created during normal business hours. In addition, the Employee hereby agrees to promptly disclose to the Company all Proprietary Property created subsequent to the date of termination hereof, irrespective of the reasons for termination hereof, which relate to or constitute an improvement on Proprietary Property or Confidential Information, as defined herein.

                  (c) The Employee hereby agrees and acknowledges that the Employee shall have no right, title or interest in or with respect to any Proprietary Property, except as described below, and will during the term hereof or at any time subsequent to the termination hereof, at the Company's request and expense, execute any and all patent applications and assignments to the Company and take any all action as required by the Company to perfect and maintain the Company's rights and interests in and with respect to the Proprietary Property.

                  (d) The Employee hereby agrees to maintain written records concerning the Proprietary Property and agrees to make those records available to the Company at all times.

                  (e) Notwithstanding anything contained herein to the contrary, Proprietary Property shall not include inventions or discoveries with respect to which all of the following conditions apply:

                           (i) no equipment, supplies, facilities or Confidential Information of the Company was used in its development;

                           (ii) it does not relate the Company's business and/or any proposed or planned products or services of the Company, including any research and development activities; and

                           (iii) it does not result from any work performed by the Employee for the Company.

                  (f) During or subsequent to the Employee's employment by Company, the Employee will not, directly or indirectly, lecture upon, publish articles concerning, use, disseminate, disclose, sell or offer for sale any Proprietary Property without the Company's prior written permission.

                9.  Prior Agreements

                The Employee represents that he is not now under any written agreement, nor has he previously, at any time, entered into any written agreement with any person, firm or corporation, which would or could in any manner preclude or prevent him from giving freely and the Company receiving the exclusive benefit of his services.

                10. Termination Provisions

                           (a) In addition to, and not in lieu of, the
termination provisions set forth in Section 6 of this Agreement, the employment of the Employee hereunder may be terminated by the Company in the event that the Employee (i) breaches this Agreement in any material respect or (ii) engages in any act of dishonesty with respect to the Company, including any act of willful misfeasance (the foregoing reasons for termination set forth under clauses (i) and (ii) above are sometimes referred to hereinafter as termination for "Cause"). Such termination of the Employee's employment hereunder shall be effective immediately upon delivery of written notice to the Employee setting forth the reason or reasons for such termination. Upon the termination of this Agreement in accordance with this Section 10(a), the Company shall not be obligated to make any further payments hereunder to the Employee.

                           (b) Notwithstanding any provisions in this Agreement
to the contrary, the Company may terminate the employment of the Employee hereunder without Cause, but in such event the Company shall be obligated to pay the Employee's base annual salary for a period of six (6) months after the Company gives written notice of such termination (such period being referred to herein as the "Remainder Term"), and the Company shall also continue for the Remainder Term to permit the Employee to receive or participate in all fringe benefits available to him pursuant to Section 5(a) above; provided, however, that from time to time during the Remainder Term the Employee shall provide such service to the Company as it shall reasonably request relating to the duties of the Employee during the term of this Agreement; and provided, further, that during the Remainder Term any amounts payable to the Employee pursuant to this
Section 10(b), and any fringe benefits which he receives or in which he participates pursuant to this Section 10(b), shall be reduced by any payments or fringe benefits the Employee shall receive during the Remainder Term from any other source of employment which is unaffiliated with the Company.

                           (c) In the event of a "change of control" (as
hereinafter defined) of the Company during the term of the Employee's employment hereunder, the Employee may terminate his employment with the Company by giving thirty (30) days' notice thereof within six months after the occurrence of such change of control. If the Employee terminates his employment under this Section 10(c) or is terminated without cause within six (6) months after a change of control, the Company shall pay the Employee an amount equal to his then annual base salary pursuant to Section 4 above plus a ratable portion of the amount paid to him under Section 4(b) with respect to the preceding calendar year, if any, based upon the proportion that the number of full calendar months that he was employed during the year of termination bears to 12. The Employee shall have the option to have such payment made in a lump sum payable on the date of termination or in three equal installments payable upon termination and two months and four months after termination. The Company shall also continue for such period to permit the Employee to receive or participate in all fringe benefits available to him pursuant to Section 5(a) above for a period of one year after the termination of his employment. A "change of control" shall be deemed to occur when any Person or group of Persons directly or indirectly (through a subsidiary or otherwise),
(A) acquires or is granted the right to acquire, directly or through a merger or similar transaction, a majority of Company's outstanding voting securities, or
(B) acquires all or substantially all of the Company's assets.

                11. Miscellaneous

                           (a) This Agreement shall inure to the benefit of and
be binding upon the Company, its successors and assigns, and upon the Employee, his heirs, executors, administrators, legatees and legal representatives.

                           (b) Should any part of this Agreement, for any reason
whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any portion which may for any reason be declared invalid.

                           (c) This Agreement shall be construed and enforced in
accordance with the laws of the State of New York applicable to agreements made and to be performed in such State without application of the principles of conflicts of laws of such State.

                           (d) This Agreement and all rights hereunder are
personal to the Employee and shall not be assignable, and any purported assignment in violation thereof shall be null and void. Any person, firm or corporation succeeding to the business of the Company by merger, consolidation, purchase of assets or otherwise, shall assume by contract or operation of law the obligations of the Company hereunder; provided, however, that the Company shall, notwithstanding such assumption and/or assignment, remain liable and responsible for the fulfillment of the terms and conditions of the Agreement on the part of the Company.

                           (e) This Agreement constitutes the entire agreement
between the parties hereto with respect to the terms and conditions of the Employee's employment by the Company, as distinguished from any other contractual arrangements between the parties pertaining to or arising out of their relationship, and this Agreement supersedes and renders null and void any and all other prior oral or written agreements, understandings, or commitments pertaining to the Employee's employment by the Company. This Agreement may only be amended upon the written agreement of both parties hereto.

                           (f) Any notice, statement, report, request or demand
required or permitted to be given by this Agreement shall be in writing, and shall be sufficient if delivered in person or if addressed and sent by certified mail, return receipt requested, postage prepaid, to the parties at the addresses set forth above, or at such other place that either party may designate by notice in the foregoing manner to the other. If mailed as aforesaid, any such notice shall be deemed given three (3) days after being so mailed.

                           (g) The failure of either party to insist upon the
strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or any condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

                           (h) The provisions of Sections 6, 7, 8, 10 and 11 of
this Agreement shall survive any termination of this Agreement

                           (i) The headings of the paragraphs herein are
inserted for convenience and shall not affect any interpretation of this Agreement.

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


                                                   ENAMELON, INC.



                                                   By: /s/ Dr. Steven R. Fox
                                                       -------------------------
                                                        Steven R. Fox, D.D.S.
                                                        Chief Executive Officer



                                                   By:  /s/ Edwin Diaz
                                                        ------------------------
                                                        Edwin Diaz